Exhibit 99.2

Netflix Q4 FY 2009 Earnings	January 27, 2010

Safe Harbor Statement

Today’s management commentary contains forward-looking statements relating to future events or future financial performance that involve risks and uncertainties. Actual results may differ materially from those anticipated in these statements based on a number of factors, including those identified in the company’s annual report on Form 10-K filed with the SEC on February 25, 2009.

This commentary also contains references to non-GAAP financial measures. A presentation of and reconciliation to the most directly comparable GAAP financial measure, where such can be done without unreasonable effort, can be found on our Web site at http://ir.netflix.com.

Reed Hastings, CEO, Netflix

Our ongoing goal is to grow revenue, subscribers, and earnings, while we expand into streaming. In Q4 we succeeded in all of these objectives, setting new performance records along the way. Our numbers are in our press release, so I won’t repeat them here. We are thrilled with our results. More than one million net additions in one quarter amazes me, because I remember vividly how it took us four long years, from 1999 to 2003, to get to our first million subscribers.

As you can see from our results, our subscriber growth continues to accelerate. Two years ago, our year-over-year subscriber growth was 18%. A year ago our year-over-year subscriber growth was 26%. Now it is 31%. There are two possible interpretations: the more conservative is that we are experiencing bumps due to the expansion of Netflix streaming to video game platforms, each with large installed bases. The more generous interpretation is that we are on the front half of a big S-curve of streaming adoption. We expect our growth rate to continue to increase in the first half of this year, partially due to the Wii launch this spring, and then we’ll see in the second half between the more conservative or more generous explanations of our increasing subscriber growth rate. Our guidance assumes the conservative case. In any case, roughly 30% year-over-year subscriber growth at our size is phenomenal.

Netflix Q4 FY 2009 Earnings	January 27, 2010

Nearly all our subscribers watch DVDs from Netflix, and about half of them also watch instantly from Netflix, so I’ll cover DVD and Blu-ray first, before moving on to streaming. Our year-over-year disc shipments continue to grow steadily, and we think we’ll be mailing discs as part of our service for another 20 years. Blu-ray is expanding nicely for us, and now over 10% of our subscribers are Blu-ray enabled. This year, for the first time in recent memory, we don’t expect a postal rate increase. Despite that, we’ll spend about $600 million on postage this year shipping DVD and Blu-ray movies to our subscribers. Given the rate of video store closures, we think our shipments will continue to grow and that our annual postage will grow to over $800 million in a few years. Obviously, the long-term goal is to use this money to buy more streaming content and become one of the studios’ largest customers.

We recently signed an agreement with Warner Bros. that allows us to buy more copies of their DVD and Blu-ray new releases at a significant discount in exchange for creating a 28-day sales window for retailers such as Wal*mart, Best Buy and Amazon. This allows Warner Bros. a bit of time to increase DVD sales and thus profits on their titles. At the same time, we can now provide our subscribers with a better experience on these movies because we have more copies, and we can put the cost savings into expanding our streaming content. We expect to come to similar terms with some of the other major studios over the next two years as our deals come up for renewal. We are focused on providing unmatched levels of great content to our subscribers on DVD, on Blu-ray and to watch instantly.

As you see in our press release, about 48% of subscribers streamed a movie or TV episode in Q4, up from 41% in the prior quarter. In general, we are driving up viewing breadth with more content, with more platforms, with an improved user interface (UI), and with increased awareness. In terms of more content, we renewed and expanded our deals with NBC/Universal, Warner Bros., Sony, MGM, Paramount, The Disney Channel and others in Q4. These deals bring some of the most popular films and television shows to our subscribers to watch instantly. While we only have a fraction of the content we will eventually offer, it is enough content to drive substantial increases in viewing and viewers. As our ability to write larger checks increases, we’ll be able to license more and more relevant content. Hopefully our future negotiations won’t be as acrimonious as those between Fox and Time Warner Cable, or Scripps and Cablevision, but public tension during the negotiations between suppliers and distributors seems to be endemic in our industry.

Netflix Q4 FY 2009 Earnings	January 27, 2010

In terms of more platforms, the huge news in Q4 was the successful roll-out of our application for the Sony PlayStation3 (PS3). From the PS3, our consumers can choose and play movies, and they are doing so in large numbers. I am extremely pleased with the results and the numbers are continuing to rocket forward. On the Xbox 360, where we have been available for the last 14 months, our subscribers and viewing are also continuing to grow, both as the Xbox base grows and as the attach rate for Netflix increases. Finally, we recently announced the Wii for release in the spring. The Wii’s U.S. installed base is very large, over 26 million, but we won’t have an on-screen presence as we do with Xbox and PS3. Instead we’ll be responsible for building awareness, for which we have an advertising campaign planned. Looking beyond the three game platforms, if you got to CES you know one of the big themes was connected TVs, and Netflix was everywhere as a signature application indicating to consumers that any particular device had Internet connectivity. Next year we expect to be embedded in nearly every Blu-ray player sold, and nearly every connected TV sold. Our platform reach is growing rapidly. When you consider it was less than two years ago when our first consumer electronics partner, Roku, launched, our progress is all the more remarkable.

In terms of UI and awareness, we are also making steady progress. Most of our advertising purchasing has moved to be streaming-centric, our default home page is now our instant watching home page, and our PR is increasingly focused on instant watching. Our UI on the web is already very effective, but our TV-based UI has lots of improvements coming. The goal is to be so good with suggestions on the TV that consumers can turn on Netflix and know there will be lots they will want to watch right there on their personalized Netflix TV home page.

As we mentioned last quarter, on international, we are planning to launch in a single country in the second half of this year, which will be streaming-only. We’ll start small, learn, and then decide what is the sensible course from there.

In addition to our success in the commercial-free subscription segment, the other streaming segments of ad-supported content like Hulu and YouTube are growing tremendously, and the pay-per-view segment is expanding with Apple, Amazon, and Blockbuster leading the way. Recently, Google re-entered pay-per-view content, and Hulu seems likely to expand into subscription TV shows with and without ads. We are all benefiting from the expansion of Internet video, both on laptops and on TV-connected devices. Other firms will eventually test the waters in the commercial-free subscription segment in which we focus. Our strengths are our brand clarity, our ability to include DVD-by-mail, our scale, our commercial-free offering, our device partnerships, our personalization technology, our content licensing, and, frankly, our need to win in our segment. We have an amazing opportunity ahead, and we are charging forward to win the loyalty of more and more consumers.

Netflix Q4 FY 2009 Earnings	January 27, 2010

Barry McCarthy, CFO, Netflix

In his commentary, Reed noted the accelerating year-over-year subscriber growth in 2007, 2008, and 2009. This is the fourth consecutive quarter we’ve talked about accelerating growth in the business. To put that growth in a slightly broader context, let’s look back at the guidance we gave in January 2009 for full year net sub growth of 1.56 million subs, measured from the mid-point of guidance. The results we announced today of 12.268 million ending subs outperformed that guidance by 85%. In addition, we outperformed the guidance we gave in January for full year earnings per share (EPS) growth by 247% ($0.19 vs. $0.66), also measured from the midpoint of guidance. As compared with expectations, and the S&P 400, 2009’s performance was exceptional, and Q4’s performance was among the best quarters in our history.

My remarks today will review our Q4 financial performance, comment on guidance, and update you on our Q4 financing and stock buyback.

Perhaps the biggest surprise in the quarter was average monthly churn of 3.9%, which ties the lowest churn in company history and represents a sequential decline of 50 basis points and a year-over-year decline of 30 basis points. The two factors most responsible for the improvement in churn are subscriber engagement with streaming and subscriber engagement with Blu-ray content.

On last quarter’s call I said we expected a sequential decline in subscriber acquisition cost (SAC) in Q4, which is how the quarter played out. Q4 SAC of $25.23 represents a decline of about 6% both sequentially and year-over-year and was the second lowest in Netflix history. Momentum associated with the launch of PS3, and organic growth related to the broad appeal of streaming movies and TV content, were the primary contributors to lower SAC in Q4.

Gross margin of 38% in Q4 was up on a year-over-year basis by 280 basis points and up sequentially by 310 basis points. Lower content expense, resulting from lower disc usage and a favorable revenue sharing mix, was the primary driver of margin expansion on a year-over-year basis. The decline in disc usage is primarily related to the increased popularity of lower priced plans which is also responsible for the decline in average monthly revenue per paying subscriber. Seasonally lower disc usage accounted for the sequential gross margin expansion.

Netflix Q4 FY 2009 Earnings	January 27, 2010

The lower disc usage I just referred to in Q4 of 2009, like Q4 of 2008, represents a seasonal phenomenon, not a structural change in the business. With our success in streaming you might expect the growth in DVD shipments to have slowed or even declined year-over-year. But that’s not happening. In fact, aggregate DVD shipments continue to grow rapidly, at annual rates of approximately 20%, and shipment growth accelerated slightly in Q4 on a year-over-year basis, even as streaming grew dramatically.

Free cash flow of $30 million in Q4 was down 41% year-over-year due to prepayments for automation equipment and content. We also shifted from revenue sharing to purchase on certain Warner Bros. titles in Q4 which further reduced free cash flow. It’s worth noting that the recently announced agreement with Warner has us back into revenue sharing on this class of titles.

Sequentially, free cash flow was up 18% due to the seasonal influx of cash receipts for gift subscription sales, partially offset by higher capital expenditures and content acquisition.

With regard to guidance, as is customary, today’s earnings release includes guidance for Q1 and the full year 2010. Our guidance assumes substantial year-over-year growth in streamed content spending. More content spending pressures gross margins. If lower gross margin is the cost of better streaming, then the return on that investment as reflected in our guidance is faster subscriber growth, lower year-over-year subscriber acquisition costs, year-over-year improvements in churn, and faster EPS growth.

We plan to manage the business to an annual operating margin of approximately 11% for the calendar year 2010. If we hadn’t outperformed so strongly in 2009, we’d probably have opted for 10% target margins again this year, but 10% margins would slow earnings growth unduly. So instead, we’ve opted for slightly higher margins, which will generate nearly 20% year-over-year growth in EPS and still allow us the operating flexibility to continue to aggressively invest in growing subscribers and our library of licensed content for streaming as well as international expansion.

Netflix Q4 FY 2009 Earnings	January 27, 2010

Historically, we’ve experienced rapid sub growth in Q1, and we forecast that trend to continue in 2010, reflecting the broad based consumer appeal of our hybrid service. I began my remarks by talking about accelerating sub growth. Our guidance assumes that trend continues into 2010.

Last quarter we began the process of gradually leveraging our balance sheet to build a more efficient capital structure by lowering our weighted average cost of capital and increasing our returns on invested capital. To that end in Q4 we raised $200 million in senior unsecured notes which mature in 2017 and cancelled the $100 million revolving credit agreement that I spoke about on the Q3 call.

During Q4 we repurchased 1.6 million shares of Netflix stock at an average price of $49.09 for a total cost of $79.4 million.

For the full year 2009, we repurchased 7.4 million shares, at a total cost of $324 million and an average cost of $44.00.

We finished the quarter with $320.2 million in cash and short-term investments and expect to be active again this quarter repurchasing Netflix shares.

In summary, the business model performed strongly in Q4 and our guidance assumes continued strong performance in 2010. The consumer appeal of streaming, fueled by new consumer electronics partnerships and a broader content library, has accelerated subscriber and revenue growth, lowered subscriber acquisition costs and lowered churn, all of which is driving strong net income and EPS growth as you can see in the Q1 and full year guidance we released today.

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